Exhibit 99.1

FMC Corporation Elects Mark P. Frissora To Board of Directors

PHILADELPHIA, December 15, 2003—FMC Corporation (NYSE: FMC) announced today that Mark P. Frissora has been elected to the company’s board of directors, effective January 1, 2004.

Frissora, 48, was elected chairman and chief executive officer of Tenneco Automotive (NYSE: TEN), a global designer and manufacturer of ride and emissions control products and systems, in March 2000 after serving as president and CEO. Previously, he served as senior vice president and general manager of Tenneco Automotive’s worldwide original equipment business, having joined the company in 1996 as vice president of North American emissions control operations. Prior to joining Tenneco Automotive, he held executive positions with Aeroquip-Vickers Corporation and Philips N.V. Previously, he was with General Electric Co. for 10 years. Frissora also serves on the board of directors of NCR Corporation.

With this election, Frissora becomes the ninth independent director on the FMC Board. William G. Walter, FMC chairman, president and chief executive officer is the lone inside director.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,500 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

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Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2002 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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